Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Bryant Potter	Susan Wright
(800) 562-9308	(803) 217-6916	(803) 217-4436

SCANA Reports Financial Results for Second Quarter 2016

Cayce, S.C., July 28, 2016... SCANA Corporation (NYSE: SCG) today announced earnings for the second quarter of 2016 of $105 million, or earnings per share of 74 cents, compared to $99 million, or earnings per share of 69 cents, for the second quarter of 2015.

For the first six months of 2016, SCANA reported earnings of $281 million, or earnings per share of $1.97, compared to $499 million, or earnings per share of $3.49, for the same period in 2015. Year to date 2015 earnings include a $201 million, or $1.41 per share, net of tax gain from the sale of two subsidiaries, Carolina Gas Transmission (CGT) and SCANA Communications, Inc. (SCI).

“On a year-to-date basis, weather has had no net effect on 2016 earnings, as opposed to the eleven cents per share positive effect during the first half of 2015,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “Otherwise, electric margins continue to increase as expected from the recovery of financing costs through the Base Load Review Act and customer growth.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for the second quarter of 2016 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $113 million, or earnings per share of 79 cents, compared to $111 million, or 77 cents per share, in the same quarter of 2015. Electric margins benefited from a Base Load Review Act rate increase and customer growth, partially offset by milder weather during the second quarter of 2016 when compared to the prior year and slightly lower average use. The adoption of new depreciation rates for electric and common utility property also contributed to increased earnings for the quarter. These items were partially offset by an increase in operations and maintenance expenses, as well as increases in expenses related to our capital program including interest expense and property taxes. Abnormal weather increased earnings by 5 cents per share in the second quarter of 2016, compared to abnormal weather contributing 6 cents per share in the second quarter of 2015. At June 30, 2016, SCE&G was serving approximately 706,000 electric customers and 352,000 natural gas customers, up 1.6 and 2.9 percent, respectively, over 2015.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported seasonal breakeven results for the second quarter of 2016, consistent with the second quarter of 2015. At June 30, 2016, PSNC Energy was serving approximately 534,000 customers, an increase of 3.0 percent over the previous year. On March 31, 2016, PSNC Energy filed an application with the North Carolina Utilities Commission for a base rate increase to cover operation and expansion costs and to request an integrity management rider.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported breakeven results for the second quarter of 2016, compared to a seasonal loss of $2 million, or 2 cents per share, in the second quarter of 2015. This increase is primarily due to higher margins in the second quarter of 2016 versus the same quarter of the prior year.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include the holding company, and prior to their sales, CGT and SCI, reported a loss of $8 million, or 5 cents per share in the second quarter of 2016, compared to a loss of $10 million, or 6 cents per share in the second quarter of 2015.

EARNINGS OUTLOOK

Based on 2015 GAAP earnings per share of $5.22, the Company reaffirms its targeted average annual earnings per share growth rate range to be negative 6 to 0 percent over the next 3 to 5 years due to the impact of the gains on the sales of the subsidiaries and incremental electric margins due to abnormal weather in 2015. (Because of the importance of weather to SCE&G’s earnings and its unpredictability, the Company is not able to provide 2016 GAAP earnings guidance.)

In addition to the GAAP basis guidance above, the Company reaffirms its targeted average annual growth rate for GAAP-Adjusted Weather-Normalized earnings per share to be 4 to 6 percent over the next 3 to 5 years. The Company previously reset its base year for this outlook to 2015 GAAP-Adjusted Weather-Normalized earnings per share of $3.73 (reflecting downward adjustments of 12 cents per share pre-tax and a tax effect of 4 cents per share for a net of tax 8 cents per share to normalize weather in the electric business and $2.39 per share pre-tax and a tax effect of $.98 for a net of tax $1.41 per share to remove the gains on the sales of CGT and SCI). The Company also reaffirms its guidance for 2016 GAAP-Adjusted Weather-Normalized earnings per share of $3.90 to $4.10, with an internal target of $4.00 per share.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in part in making budgetary and operational decisions including determining eligibility for certain incentive compensation payments. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, July 28, 2016. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through August 11, 2016. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10087815.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through August 11, 2016.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 706,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes in electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and other subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA’s subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities; (14) the results of efforts to operate the Company’s electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation and nuclear generation; (15) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (16) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (17) the results of efforts to ensure the physical and cyber security of key assets and processes; (18) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (19) the availability of skilled, licensed, and experienced human resources to properly manage, operate, and grow the Company’s businesses; (20) labor disputes; (21) performance of SCANA’s pension plan assets; (22) changes in tax laws and realization of tax benefits and credits, including production tax credits for new nuclear units; (23) inflation or deflation; (24) compliance with regulations; (25) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (26) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating Revenues:
Electric(1)	$626	$638	$1,217	$1,266
Gas-Regulated	127	130	426	499
Gas-Nonregulated	152	199	434	591
Total Operating Revenues	905	967	2,077	2,356

Operating Expenses:
Fuel Used in Electric Generation	130	164	267	338
Purchased Power	17	11	29	24
Gas Purchased for Resale	192	247	551	770
Other Operation and Maintenance	191	173	371	346
Depreciation and Amortization(2)	92	97	183	193
Other Taxes	62	59	125	118
Total Operating Expenses	684	751	1,526	1,789

Gain on sale of CGT, net of transaction costs(3)	-	-	-	235

Operating Income	221	216	551	802

Other Income (Expense)
Other Income(1)	14	18	30	37
Other Expense	(10)	(15)	(24)	(27)
Gain on sale of SCI, net of transaction costs(3)	-	-	-	107
Interest Charges, Net	(83)	(78)	(166)	(155)
Allowance for Equity Funds Used During Construction	9	7	15	12
Total Other Income (Expense)	(70)	(68)	(145)	(26)

Income Before Income Tax Expense	151	148	406	776
Income Tax Expense(3)	46	(49)	125	(277)

Net Income	$105	$99	$281	$499

Earnings Per Share of Common Stock	$0.74	$0.69	$1.97	$3.49
Weighted Average Shares Outstanding (Millions):	142.9	142.9	142.9	142.9
Dividends Declared Per Share of Common Stock	$0.575	$0.545	$1.150	$1.090

Note (1): Pursuant to Orders of the Public Service Commission of South Carolina (SCPSC), other income for the second quarter and year to date 2015 decreased due to the recognition of $1 million and $5 million, respectively, of gains which had been realized upon the settlement of certain interest rate contracts and previously recorded as regulatory liabilities. Such gain recognition was fully offset by downward adjustment to revenues within electric margin and had no effect on net income.

Note (2): During the third quarter of 2015, the SCPSC approved SCE&G’s adoption of updated, lower depreciation rates for its electric and common utility assets effective as of January 1, 2015. The SCPSC also approved SCE&G’s request that the reduction relating to the first half of 2015’s depreciation expense resulting from the adoption of these depreciation rates be offset with a corresponding reduction to the recovery of fuel costs (electric revenue). Since the SCPSC Order was issued in the third quarter 2015, depreciation expense for the second quarter and year to date 2016 reflects a decrease of approximately $7 million and $14.5 million, respectively, compared to the same periods in 2015.

Note (3): In the first quarter of 2015, SCANA sold two of its subsidiaries, CGT and SCI. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes and the gain on the sale of SCI was $66 million, or 46 cents per share, net of taxes.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
SC Electric & Gas	$0.79	$0.77	$1.60	$1.66
PSNC Energy	0.00	0.00	0.25	0.24
SCANA Energy	0.00	(0.02)	0.17	0.21
Corporate and Other(3)	(0.05)	(0.06)	(0.05)	1.38
Earnings per Share	$0.74	$0.69	$1.97	$3.49

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Six Months Ended
	June 30,	June 30,
2015 Earnings per Share	$0.69	$3.49

Variances:
Electric Margin and Other Income (Non-Weather)(1)	0.09	0.19
Electric Margin (Weather)	(0.01)	(0.11)
Natural Gas Margin	0.03	(0.05)
Operations & Maintenance Expense	(0.09)	(0.13)
Interest Expense (Net of AFUDC)	0.00	(0.03)
Depreciation(2)	0.02	0.04
Property Taxes	(0.02)	(0.04)
Effective Tax Rate Change	0.03	0.02
Gain on Sales of Subsidiaries, net of taxes(3)	0.00	(1.41)
Variances in Earnings per Share	0.05	(1.52)

2016 Earnings per Share	$0.74	$1.97